For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror iCluster™ Widely Adopted

By Small and Medium Sized Businesses

 “Simple HA” Solution Offers Unprecedented Price/Performance Benefits

MARKHAM, CANADA – (October 6, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that more than 20 companies across a wide range of industries have taken advantage of DataMirror’s successful “Simple HA for $60K” offering and adopted DataMirror iCluster to meet their IBM iSeries high availability needs.

Customers include: A. Lassonde Inc., Alcan Deutschland GmbH, Almo Corporation, Columbia Insurance Group, Dunn Memorial Hospital, Ethical Funds®, Garan Inc., The Gray Insurance Company, Kanzaki Specialty Papers, Koch Entertainment Distribution LLC, Mesilla Valley Transportation, Motor Club of America Insurance Company, Omer DeSerres Inc., The Pictsweet Company, Prudent Publishing Company, Robert Weed Plywood, SkillPath Seminars, T. Marzetti Company, US Ink and Ziraatbank.

 “The Blackout of 2003 has once again made high availability top-of-mind for management and IT professionals,” said Nigel Stokes, CEO, DataMirror. “Our ‘Simple HA’ offering gives small and medium sized enterprises the opportunity to cost-effectively protect their business environments from the effects of planned and unplanned downtime. Built on DataMirror’s proven iCluster technology, this affordable solution allows businesses to compete more effectively with their larger competitors and keep pace with real-time, 24/7 business requirements.”

DataMirror iCluster is a single integrated solution for highly available and resilient business operations in clustered iSeries environments. iCluster can detect primary system failure and invoke operational switching for continuous availability and 100% cluster-enabled resiliency. It captures iSeries objects and database transactions from primary systems and mirrors them in real-time to one or more recovery iSeries systems. Other features include integrated remote journaling support and enhanced trigger support. These features provide the highest levels of availability and clustering support for iSeries customers. iCluster is an IBM ServerProven® solution and also supports IBM’s ClusterProven™ standard for application resiliency.

“With DataMirror’s ‘Simple HA’ offering, customers have the flexibility to choose either remote journaling or local journaling, depending on their business environment and availability needs,” added Stokes. “There is no need to re-engineer processes to accommodate remote journaling, so customers can quickly gain ROI from their high availability investment.”

DataMirror is an IBM High Availability Business Partner, a Cluster Middleware Business Partner and an All Star Partner in Development. Customers on iSeries benefit from DataMirror’s extensive high availability expertise, services and global support, as well DataMirror’s strong relationship with IBM.

DataMirror’s “Simple HA for $60K” package includes best-of-breed DataMirror iCluster resiliency software, full implementation by qualified high availability experts, and reduced maintenance and support costs for the first year of implementation. For more information, contact a DataMirror representative at 905-415-0310 (toll free 1-800-362-5955) or visit http://www.datamirror.com/promotions/hapromo.aspx

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iCluster, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. ClusterProven, ServerProven and iSeries are trademarks of International Business Machines Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.